Exhibit 99.1

BeiGene Announces Acceptance of Supplemental Biologics License Application in China for Anti-PD-1 Inhibitor Tislelizumab

•Submission seeks marketing authorization for use with chemotherapy as first-line treatment in patients with advanced gastric or gastroesophageal junction adenocarcinoma whose tumor expresses PD-L1

CAMBRIDGE, Mass., & BASEL, Switzerland & BEIJING, China – June 21, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the Center for Drug Evaluation (CDE) of the China National Medical Products Administration (NMPA) has accepted a supplemental biologics license application (sBLA) for the company’s anti-PD-1 inhibitor, tislelizumab, in combination with chemotherapy as a first-line treatment for patients with advanced or metastatic gastric or gastroesophageal junction adenocarcinoma whose tumors express PD-L1.

The sBLA is supported by data from an interim analysis from the global RATIONALE 305 trial of tislelizumab versus placebo in combination with chemotherapy as a first-line treatment for patients with locally advanced, unresectable or metastatic gastric or gastroesophageal junction (G/GEJ) adenocarcinoma. In China, gastric cancer (GC) has become the third most common canceri and adenocarcinoma represents the major histologic subtype of GC, over 90% of reported cases across the worldii.

Lai Wang, Ph.D., Global Head of R&D at BeiGene said, “Gastric cancer is the second leading cause of cancer-related deaths in China and there are few options to treat metastatic disease. We are pleased that our rigorous clinical development program has demonstrated a survival benefit with tislelizumab and chemotherapy treatment in patients whose tumors express PD-L1 and look forward to working with regulators to bring forward this potential new treatment option.”

Tislelizumab is currently under review by the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for advanced or metastatic ESCC after prior chemotherapy. The EMA is also reviewing tislelizumab for advanced or metastatic non-small cell lung cancer (NSCLC) after prior chemotherapy, and in combination with chemotherapy for previously untreated advanced or metastatic NSCLC. In January 2021, BeiGene announced a collaboration with Novartis to accelerate the clinical development and marketing of tislelizumab in North America, Europe, and Japan. Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for nine indications and this sBLA is the 10th regulatory submission for tislelizumab in China. Tislelizumab is not approved for use outside of China.

About RATIONALE 305 (NCT03777657)

RATIONALE 305 is a randomized, double-blind, placebo-controlled, global Phase 3 trial comparing the efficacy and safety of tislelizumab combined with platinum and fluoropyrimidine chemotherapy and placebo combined with platinum and fluoropyrimidine chemotherapy as a first-line treatment for patients with locally advanced, unresectable or metastatic G/GEJ adenocarcinoma. The primary endpoint of the trial is overall survival (OS). Secondary endpoints include progression-free survival (PFS), overall response rate (ORR), duration of response (DoR), and safety. A total of 997 patients from 13 countries and regions across the world were enrolled and randomized 1:1 to receive either tislelizumab and chemotherapy or placebo and chemotherapy.

About Tislelizumab

Tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to Fc-gamma (Fcγ) receptors on macrophages, helping to aid the body’s immune cells to detect and fight tumors. In pre-clinical studies, binding to Fcγ receptors on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. In January 2021, BeiGene announced a collaboration with Novartis to accelerate the clinical development and marketing of tislelizumab in North America, Europe, and Japan.

BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials. More information on the clinical trial program for tislelizumab can be found at: https://www.beigene.com/en-us/science-and-product-portfolio/pipeline

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 16,000 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the European Union, Great Britain, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021, BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody, tislelizumab, in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under U.S. Food and Drug Administration (FDA) review, BeiGene and Novartis announced an option, collaboration, and license agreement in December 2021 for BeiGene’s TIGIT inhibitor, ociperlimab, that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential clinical benefits and advantages of tislelizumab, BeiGene's plans for the advancement, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab, the potential patient benefits, and BeiGene’s plans, commitments, aspirations and goals under the captions “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

i Zheng R, Zhang S, Zeng H, et al. Cancer incidence and mortality in China, 2016[J]. Journal of the National Cancer Center, 2022.

ii Zheng X, Xie Y. Current status of advanced gastric cancer treatment in China. Oncology Progress, Jan 2019, Vol. 17, No. 1.

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